As filed with the Securities and Exchange Commission on April 26, 2007.

Registration No. 333-117002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADESA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	35-1842546 (I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
 (Address, Including Zip Code, of Principal Executive Offices)

ADESA, INC. 2004 EQUITY AND INCENTIVE PLAN
ADESA, INC. DIRECTOR COMPENSATION PLAN
ADESA, INC. EMPLOYEE STOCK PURCHASE PLAN
 (Full titles of the plans)

Brian Clingen
President
ADESA, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
(Name and Address of Agent for Service)

(800) 923-3725
(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES

On June 30, 2004, ADESA, Inc. (the “Company”) filed a registration statement on Form S-8 (Registration Number: 333-117002 ) (this “Registration Statement”), with respect to 9,200,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), relating to the ADESA, Inc. 2004 Equity and Incentive Plan, ADESA, Inc. Director Compensation Plan and ADESA, Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

On April 20, 2007, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2006, by and among the Company, KAR Holdings II, LLC, a Delaware limited liability company (“Buyer”), KAR Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Holdings”), and KAR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) and the Company became a wholly-owned subsidiary of Holdings.  At the effective time of the Merger, each share of common stock of the Company outstanding immediately prior to the Merger (other than shares held in treasury, shares owned by the Company, Buyer, Holdings, Merger Sub and any direct or indirect wholly-owned subsidiary of the Company, Buyer, Holdings or Merger Sub and shares for which a stockholder has properly exercised appraisal rights) was converted into the right to receive $27.85 in cash, without interest.  Each outstanding Company stock option at the time of the closing was cancelled in the Merger and the holder thereof became entitled to an amount of cash, without interest, equal to the difference between $27.85 and the exercise price of such stock option. Additionally, each outstanding restricted stock unit award at the time of the closing was cancelled in the Merger and the holder thereof became entitled to an amount in cash, without interest, equal to $27.85.

In connection with the closing of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including this Registration Statement.  In accordance with an undertaking made by the Company in this Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company being registered which remain unsold at the termination of the offering subject to this Registration Statement, the Company hereby removes from registration all shares of the Common Stock registered under this Registration Statement that remain unsold as of the date this Post-Effective Amendment No. 1 to Form S-8 is filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on this 26th day of April, 2007.

ADESA, INC

By:	/s/ Brian T. Clingen
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities indicated on April 26, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on April 26, 2007, by the following persons on behalf of the Registrant in the capacities indicated.

Signature	Title

/s/Brian T. Clingen	President and Director (Principal Executive Officer)
Brian T. Clingen

/s/ Eric M. Loughmiller	Executive Vice President, Chief Financial Officer and
Eric M. Loughmiller	Secretary (Principal Financial Officer)

/s/ Thomas C. O’Brien	Director
Thomas C. O’Brien